UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 26, 2010

PUBLIC MEDIA WORKS, INC.

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-29901	98-0020849
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

8840 Wilshire Blvd.

Beverly Hills, California 90211

(Address of principal executive offices)

(310) 358-3213

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements for Certain Officers

Martin W. Greenwald has been appointed to the Board of Directors of Public Media Works, Inc. effective as of May 26, 2010.

Mr. Greenwald, age 68, served as Chairman of the Board of Image Entertainment, Inc., a NASDAQ listed company, from founding the company in 1981 until January 2010. From 1981 until 2008, Mr. Greenwald also served as CEO and President of Image Entertainment. From 1985 to 1997, Mr. Greenwald and his management team grew Image into the largest laserdisc production and distribution company in the United States with an estimated 40% market share and revenues consistently exceeding $100,000,000 per year. During that same period of time, Mr. Greenwald oversaw the acquisition of content, negotiating Image’s exclusive content agreements with studios such as Disney, Fox, Warner, MGM and a host of other major content suppliers. Image’s facilities at that time included a California corporate office with approximately 100 employees and a 60,000 square foot warehouse and distribution center located in Las Vegas, Nevada. Beginning in 1996, Mr. Greenwald revamped Image’s operation to focus on DVD content acquisition, production and distribution. Since 1996, Image became recognized as the largest independent DVD company in North America with an exclusive library of over 4,000 titles, including broadcast, digital, and VOD rights to many of these titles. Mr. Greenwald resigned from Image in 2010 as that company underwent a change of control. Mr. Greenwald currently focuses his time on managing his personal investments in private companies and intellectual properties, as well as providing advisory services to a variety of companies in the theatrical and home entertainment industry.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC MEDIA WORKS, INC.

Dated: June 1, 2010	By:	/s/ Garrett Cecchini
Garrett Cecchini Chief Executive Officer